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                                                          Exhibit 23.2

                          CONSENT OF INDEPENDENT ACCOUNTANTS


          We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Curtice-Burns Foods, Inc. of our report dated August 10, 1994 (except as to Note 3, which is as of September 22, 1994 and which report contains an explanatory paragraph relative to disputes between Curtice-Burns Foods, Inc.
          and Pro-Fac Cooperative, Inc.) relating to the consolidated financial statements of Curtice Burns Foods, Inc. which appears in such Prospectus. We also consent to the reference to us under the heading 'Experts' in such Prospectus.

          Price Waterhouse LLP

          PRICE WATERHOUSE LLP
          1900 Chase Square
          Rochester, NY  14604
          November 14, 1994